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                                                                    EXHIBIT 11.1



                               GART SPORTS COMPANY
             Statement Regarding Computation of Per Share Earnings


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
                                                                         Thirteen weeks ended
                                                                        May 2,         April 5,
Earnings (loss) per share:                                               1998            1997
                                                                    ------------    ------------
Net income (loss) attributable to common stock                      $     (2,832)   $      1,150
Common and common equivalent shares outstanding:
Historical common shares outstanding at beginning of period            7,679,550       5,505,944
Weighted average treasury stock purchased                                     --            (267)
Weighted average shares of common and common
  equivalent shares outstanding                                        7,679,550       5,505,677
Earnings (loss) per share                                           $      (0.37)   $       0.21
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